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                                                                       EXHIBIT 5


                         FAEGRE & BENSON
           Professional Limited Liability Partnership
          2200 Norwest Center, 90 South Seventh Street
                Minneapolis, Minnesota 55402-3901
                     Telephone 612-336-3000
                     Facsimile 612-336-3026

                        February 22, 1996


Buffets, Inc.
Suite 100
10260 Viking Drive
Eden Prairie, MN 55344

Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 1,000,000 shares of Common Stock, par value $.01 per share, of Buffets, Inc. (the "Company"), pursuant to the Buffets, Inc. 1995 Stock Option Plan, and the offering of up to 10,000 shares of Common Stock, par value $.01 per share, of the Company, pursuant to the Nonstatutory Stock Option Agreement dated October 31, 1995 by and between the Company and Walter R. Barry, Jr., we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law, as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock by the Company, and that, when issued and sold as contemplated in the Registration Statement, such shares will be legally issued, fully paid and non-assessable under the current laws of the State of Minnesota.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ FAEGRE & BENSON PROFESSIONAL
                                       LIMITED LIABILITY PARTNERSHIP


                                       FAEGRE & BENSON PROFESSIONAL
                                       LIMITED LIABILITY PARTNERSHIP